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          6/29/93
                            ARTICLES OF ASSOCIATION

                                       OF

                  SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY


           Be it known that we, the undersigned:

NAME:                         ADDRESS:
-----                         --------

H.D. Bland                    Newton, Mississippi
Ransom E. Aldrich             Michigan City, Mississippi
C.D. Maddox                   West, Mississippi
J.S. Williams                 Yazoo City, Mississippi
John W. Taylor                Sunflower, Mississippi
J.N. Lipscomb                 Macon, Mississippi
T. Harvey Hedgepeth           Lamar Building, Jackson, Mississippi
Mrs. Wilma B. Sledge          Box 1972, Jackson, Mississippi
M.D. Alexander                Belzoni, Mississippi
Mrs. J. A. Anderson           Belzoni, Mississippi
Clenn C. Bovay                Route 2, Box 162, Vicksburg, Mississippi
S. H. Barrett                 Belzoni, Mississippi
W.B. Catlette                 Belzoni, Mississippi
R.R. Knight                   Inverness, Mississippi
W.A. Price                    Inverness, Mississippi
J.R. Bradley                  Inverness, Mississippi
John R. Baird                 Baird, Mississippi
W.M. Garrard, Jr.             Indianola, Mississippi
James C. Baird, Jr.           Indianola, Mississippi
J.L. Leflore                  Route 1, Greenwood, Mississippi
Owen Cooper                   Box 1972, Jackson, Mississippi
John Lorenz                   Box 401, Jackson, Mississippi
Sue Tatum                     656 North State St., Jackson, Mississippi
I.S. Wood                     3710 Lexington Road, Louisville, Kentucky
Lewis F. Allen                Box 147, Bowling Green, Kentucky
W.F. Thompson                 Taylorsville, Kentucky
J.E. Stanford                 3710 Lexington Road, Louisville, Kentucky
R.E. Short                    Brinkley, Arkansas
Waldo Frasier                 540 Hall Building, Little Rock, Arkansas
Joe C. Hardin                 Grady, Arkansas



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S.C. Mack                      Newport, Arkansas
J. Walter Hammond              Tye, Texas
Loys D. Barbour                Iowa Park, Texas
Joe M. Hatton                  Spearman, Texas
J.H. West                      Bishop, Texas
Walter L. Randolph             Route 3, Fayette, Alabama
Verd V. Mitchell               Tallahassee, Alabama
W.C. Givan                     Safford, Alabama
Frank M. Stewart               Hope Hull, Alabama


a majority of whom are residents of the State of Mississippi, subscribe to these Articles of Association with the intention of creating a body corporate in accordance with the insurance laws of the State of Mississippi for the purpose of conducting an insurance business as hereinafter set forth, and hereby adopt and subscribe the following Articles of Association to-wit:

      Southern Farm Bureau Life Insurance Company, pursuant to a resolution duly adopted by its stockholders, hereby adopts the following Restated Articles of Association and Special Charter:


                                       I.

      The name of the corporation shall be Southern Farm Bureau Life Insurance Company.


                                      II.

      The corporation shall be domiciled and have its home office in the city of Jackson, First Judicial District of Hinds County, Mississippi. The street and post office address of the Corporation is 1401 Livingston Lane, Jackson, Mississippi 39213, and its registered agent at such address shall be the corporate secretary.


                                      III.

       The capital stock of the corporation, on the stock plan, shall be Two Million Dollars ($2,000,000) divided into Twenty Thousand (20,000) shares of common stock of the par value of One Hundred Dollars ($100.00) per share, to be sold upon the basis of not less than Two Hundred Dollars ($200.00) per share.




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        The holders of the capital stock shall be entitled to one vote for each share in all meetings of shareholders of the corporation. The shareholders shall not be entitled to cumulate their votes when electing Directors.


                                      IV.

         The Corporation's duration shall be perpetual.


                                      V.

         The purposes for which the corporation is created are:

         (a) To conduct and to carry on the business commonly known as Life and Health and Accident Insurance, contract for the payment of endowments or annuities and to make and enter into such other contracts, on a participating or nonparticipating plan, conditioned upon the continuance or cessation of human life, and every insurance pertaining thereto, and to grant, purchase, or dispose of endowments or annuities, such kinds of insurance to be undertaken together or separately.

          (b) To insure against injury, disablement, or death resulting from sickness or injury or old age, and every insurance pertaining thereto, including hospitalization insurance.

          (c) To insure any person against bodily injury or death by accident.

          (d) In addition to the foregoing the corporation shall have and exercise all rights, powers and privileges bestowed upon corporations of like character by the laws of the State of Mississippi.


                                      VI.

          Policies to be issued by the corporation may provide that policyholders shall from time to time participate in such dividends as may be declared by the board of directors out of the distributable net earnings of the corporation.




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                                     VII.

     The number of shares of stock to be subscribed and paid for before the corporation commences business are:

                           Two Thousand (2,000) shares.

        The consideration to be received therefor:

                  Four Hundred Thousand Dollars ($400,000.00)

                                      VIII.

     No cash dividend shall be paid on the capital stock of the Corporation in any calendar year unless the capital, surplus and contingency reserves of the corporation shall equal or exceed seven percent (7%) of all other liabilities. All other liabilities "shall not include the Mandatory Securites Valuation Reserve, Seperate Account Business, if any, and the liability for policy dividends not yet apportioned." Surplus and contingency reserves "shall include the Mandatory Securities Valuation Reserve and the reserve for policy dividends not yet apportioned.

     In addition to the foregoing limitation on the payment of cash dividends on the capital stock of the corporation no cash dividends shall be paid in excess of ten percent (10%) of the profits of the corporation in any calendar year or in excess of seventy-five cents (75 CENTS) for each One Thousand Dollars ($1,000.00) of insurance in force in any calendar year, whichever is the greater.

     In addition to all other limitations upon the payment of dividends, the corporation shall not declare dividends upon its capital stock or participating dividends to policyholders except with the approval of the holders of seventy-five percent (75%) of all issued and outstanding capital stock of the corporation.

                                     IX.

     The management of the corporation shall be vested in a board of directors consisting of a number of members to be fixed by the bylaws, which number may be changed by amendments to the bylaws in the manner provided by law. Each member of the board of directors shall serve for a term of one year or until the election and qualification of his successor. The board of directors shall, from within the membership of the board, elect an executive committee which shall have and may exercise all of the authority of the Board of Directors, except such authority which


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may be prohibited by law, between meetings of the Board of Directors.  The president of the corporation shall be a member of such executive committee.

     Officers and Directors of the corporation shall have no liability to the corporation or its shareholders for money damages, for any action taken or for any failure to take any action, as an officer or director except liability for:

(a) The amount of a financial benefit received by an officer or director to which he is not entitled;

(b) An intentional infliction of harm on the corporation or the shareholders;

(c)   A violation of Miss. Code Anno., Section 79-4-8.33; or

(d)   An intentional violation of criminal law.


                                     X.


     Neither the articles of association nor the by-laws shall be amended except upon approval of the holders of seventy-five percent (75%) of all issued and outstanding capital stock of the corporation.


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